Exhibit 99.2

August 6, 2013

Dear Shareholder,

We are pleased to announce that Behringer Harvard Multifamily REIT I, Inc. (the “REIT”) has begun the process of becoming self-managed.

Since its inception, the REIT has relied on Behringer Harvard to provide services and personnel for the REIT’s management and day-to-day operations, including advisory services and property management services. An externally-advised company, like the REIT, becomes self-managed when it hires its own employees to provide day-to-day management instead of relying on employees of its external advisor (Behringer Harvard). In the process of becoming self-managed, the REIT is acquiring from Behringer Harvard certain rights, contracts and assets relating to its business. The REIT also is beginning the process of developing its own internal resources capable of replacing various services provided by Behringer Harvard, which will eventually enable the REIT to manage its own day-to-day operations.

Becoming self-managed is the next step in the evolution of the REIT, and we believe that it creates additional flexibility for the REIT to take advantage of future opportunities for a liquidity event for its shareholders. Because transitioning to self-management is a time-consuming process, the REIT’s board of directors and Behringer Harvard agreed that now is the time to begin that process.

Behringer Harvard will continue to provide services and communicate with you regarding the progress of your investment. Over the long-term, we believe that becoming self-managed should enhance the REIT’s options to create shareholder value, particularly as the REIT builds its internal structures and relies less on Behringer Harvard for services.

In connection with the self-management transaction, the REIT is acquiring the rights and contracts of an affiliate of Behringer Harvard, the general partner of the REIT’s co-investment joint venture with PGGM, a Dutch pension fund manager that has approximately $298.7 million co-invested (based on its share of gross costs, as of June 30, 2013) in certain properties with the REIT. The REIT believes that the acquisition of these rights and contracts, including the advisory and incentive fees that Behringer Harvard otherwise would have received, should add additional income and value to the REIT.

The REIT’s management team is essentially remaining the same, with five executives who had been solely dedicated to the REIT as employees of Behringer Harvard now employed by the REIT:

•                  Mark T. Alfieri, president and chief operating officer;

•                  Howard S. Garfield, chief financial officer;

•                  Ross P. Odland, senior vice president —portfolio management;

•                  Daniel J. Rosenberg, general counsel — securities and risk management; and

•                  Margaret M. “Peggy” Daly, senior vice president — property management.

Robert S. Aisner, who will remain an employee of Behringer Harvard, will continue as the chief executive officer of the REIT until the self-management process is completed, at which time Mark T. Alfieri will become chief executive officer, in addition to retaining the positions he now holds. We anticipate that in July 2014, additional professionals providing advisory and property management services who are currently employed by Behringer Harvard (including all of the individuals providing services exclusively for the benefit of the REIT) will also become employees of the REIT, which will complete the self-management process.

Additional details regarding this transaction can be found on the Behringer Harvard website, www.behringerharvard.com, on the Multifamily REIT I page. We also have posted in the same website section a document with extensive frequently-asked questions and more detailed information on the self-management transaction and process. A Form 8-K, filed with the Securities and Exchange Commission, also provides additional information about the self-managed transaction; this filing is accessible through links from the Behringer Harvard website.

We also will be discussing the self-management transaction during our regularly scheduled quarterly update call on August 28, 2013 at 1:00 p.m. Central Time. Details about how to access the call were included with your quarterly statement, which was mailed in July; this information also has been posted to your online account. You may also contact the shareholder services department toll free at (866) 655-3650 for more information.

We value our relationship with you and remain committed to helping you achieve your investment objectives.

Sincerely yours,

Robert S. Aisner

Chief Executive Officer

This letter contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. and related to the occurrence and timing of the self-management transactions described in this letter that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this letter. Such factors include those described in the Risk Factors section of Behringer Harvard Multifamily REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012 and in subsequent Quarterly Reports on Form 10-Q. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.